Exhibit 99.1

SemiLEDs Reports Fourth Quarter and Fiscal Year End 2022

Financial Results

Hsinchu, Taiwan (November 7, 2022)— SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the fourth quarter and full year of fiscal year 2022, ended August 31, 2022.

Revenues for the fourth quarter and third quarter of fiscal 2022 were $1.6 million and $1.8 million, respectively. GAAP net loss attributable to SemiLEDs stockholders for the fourth quarter of fiscal 2022 increased to $1.1 million, or $(0.25) per diluted share, compared to a net loss of $916 thousand, or $(0.20) per diluted share, in the third quarter of fiscal 2022.

GAAP gross margin for the fourth quarter of fiscal 2022 increased to 21%, compared with gross margin for the third quarter of fiscal 2022 of 19%. Operating margin for the fourth quarter of fiscal 2022 decreased to negative 66%, compared with negative 43% for the third quarter of fiscal 2022. The Company’s cash and cash equivalents were $4.3 million at August 31, 2022, compared to $3.0 million at the end of the third quarter of fiscal 2022.

We are unable to forecast revenues for the first quarter ending November 30, 2022 at this time given the uncertain impact of COVID-19 on the economy and the Company.

Revenues for fiscal year 2022 increased to $7.1 million, compared to $4.7 million in fiscal year 2021. GAAP net loss attributable to SemiLEDs stockholders for fiscal year 2022 decreased to $2.7 million, or $(0.61) per diluted share, compared to a net loss of $2.9 million, or $(0.68) per diluted share, in fiscal year 2021.

GAAP gross margin for fiscal year 2022 decreased to 20%, compared with gross margin for fiscal year 2021 of 22%. Operating margin for fiscal year 2022 improved to negative 45%, compared with negative 83% in fiscal year 2021. The Company’s cash and cash equivalents were $4.3 million as of August 31, 2022, compared to $4.8 million as of August 31, 2021.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, the potential continuing impact of a COVID-19 pandemic resurgence on our business; strategies and objectives of management for future operations; the impact of rising inflation on customer purchasing, any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee
Chief Financial Officer
SemiLEDs Corporation
+886-37-586788
investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	August 31,	August 31,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,274	$4,833
Restricted cash and cash equivalents	82	90
Accounts receivable (including related parties), net	880	865
Inventories	3,784	3,937
Prepaid expenses and other current assets	123	329
Total current assets	9,143	10,054
Property, plant and equipment, net	4,139	5,244
Operating lease right of use assets	1,578	1,635
Intangible assets, net	102	126
Investments in unconsolidated entities	922	1,011
Other assets	170	169
TOTAL ASSETS	$16,054	$18,239
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$5,063	$5,109
Accounts payable	286	753
Accrued expenses and other current liabilities	2,702	2,783
Other payable to related parties	1,061	764
Operating lease liabilities, current portion	143	98
Total current liabilities	9,255	9,507
Long-term debt, excluding current installments	1,866	2,569
Operating lease liabilities, less current portion	1,435	1,537
Total liabilities	12,556	13,613
Commitments and contingencies
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Additional paid-in capital	183,711	182,255
Accumulated other comprehensive income	3,697	3,543
Accumulated deficit	(183,955)	(181,211)
Total SemiLEDs stockholders’ equity	3,453	4,587
Noncontrolling interests	45	39
Total equity	3,498	4,626
TOTAL LIABILITIES AND EQUITY	$16,054	$18,239

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended		Year Ended August 31,
	August 31, 2022	May 31, 2022	2022	2021
Revenues, net	$1,626	$1,784	$7,051	$4,735
Cost of revenues	1,291	1,448	5,654	3,702
Gross profit	335	336	1,397	1,033
Operating expenses:
Research and development	428	357	1,484	1,623
Selling, general and administrative	976	810	3,309	3,614
Gain on disposals of long-lived assets, net	—	(57)	(196)	(286)
Total operating expenses	1,404	1,110	4,597	4,951
Loss from operations	(1,069)	(774)	(3,200)	(3,918)
Other income (expenses):
Interest expenses, net	(92)	(94)	(369)	(371)
Other income, net	270	264	1,485	1,090
Foreign currency transaction (loss) gain, net	(247)	(307)	(642)	342
Total other income, net	(69)	(137)	474	1,061
Loss before income taxes	(1,138)	(911)	(2,726)	(2,857)
Income tax expense	—	—	—	—
Net loss	(1,138)	(911)	(2,726)	(2,857)
Less: Net income (loss) attributable to noncontrolling interests	—	5	18	(6)
Net loss attributable to SemiLEDs stockholders	$(1,138)	$(916)	$(2,744)	$(2,851)
Net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	$(0.25)	$(0.20)	$(0.61)	$(0.68)
Shares used in computing net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	4,533	4,517	4,522	4,180